FNCB REPORTS 2008 EARNINGS IMPROVEMENT

First National Community Bancorp, Inc., the parent company of Dunmore based First National Community Bank, reported 2008 earnings of $15.1 million which is $400,000 higher than the $14.7 million reported last year. Loans outstanding increased $58 million and contributed to an $895,000 improvement in net interest income before providing for credit losses. Fee income increased $430,000 over the 2007 total while gains from the sale of loans and investments added $2.1 million to 2008 earnings. The company’s Return on Assets was 1.16% in 2008 and the Return on Equity was 13.98%. Basic earnings per share improved from $.94 in 2007 to $.95 in 2008.

Total assets increased $17 million in 2008 to $1.314 billion. Cash dividends per share increased 10% to $.46 in 2008.

FNCB currently operates from twenty community offices located throughout the Lackawanna, Luzerne, Wayne and Monroe County markets. The company plans further expansion in 2009 with new locations in Dunmore and Monroe County.